Exhibit 10.20

March 21, 2004

Dear Keith Margelowsky:

Quality Distribution, Inc. (the “Company”) and you (the “Employee”) have entered in this Letter Agreement under the following terms and conditions:

1.	You will hold the position of Senior Vice President Performance Planning at an annual salary of $165,000 which will be subject to annual review by the Board of Directors.

2.	This Letter Agreement will commence as of the Effective Time, (defined as the date this document is signed) and continue until the second anniversary of the date hereof and year to year thereafter, unless either party provides written notice at least 90 days prior to the end of the term or the applicable renewal year. If the Company provides such notice, you shall be entitled to receive your then current base salary, for twelve months after the end of the term and you shall be entitled during such time to the continuation of health, medical and other benefits.

3.	Notwithstanding anything else herein, the Company reserves the right to terminate your employment at any time with or without “cause” (as defined below) and you reserve the right to terminate your employment with “good reason” as defined below), provided that if the Company terminates your employment without “cause” or you terminate your employment with “good reason” the Company will pay you your then current base salary for twelve months after such termination and you will be entitled during such time to the continuation of health, medical, and other benefits. If the Company terminates your employment for “cause” or you terminate your employment other than for “good reason” you shall not be entitled to any further payments (except for any accrued but unpaid amounts due) or benefits, effective immediately upon such termination.

4.	You agree to be bound by the Non-Compete Covenant set forth on Exhibit A, which is incorporated by reference herein.

5.	You agree to be bound by the Restrictive Covenant Agreement set forth on Exhibit B, which is incorporated by reference herein.

6.	For purposes of this letter agreement “cause” means (i) a good faith finding by Management of the Company or the Board of Directors of your failure to satisfactorily perform your assigned duties for the Company as a result of your material dishonesty, gross negligence or intentional misconduct or (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony. For purposes of this letter agreement “good reason” means a material diminution in your duties and responsibilities caused by the Company, a material breach by the Company of its compensation and benefit obligations under this letter agreement.

7.	This agreement shall terminate automatically upon your death or long-term disability. Any termination hereof by reason of your death or disability shall terminate your right to receive further payments hereunder, except for any accrued and unpaid amounts due. Nothing in this Paragraph shall, however, limit or eliminate any right you may have under life insurance, disability or other benefits provided to you during your employment.

8.	The Employee agrees that he shall cooperate with the Company in the future should the Company need information, testimony or other material relating to the Employee’s employment with the Company. The Company agrees to reimburse the Employee for any expenses incurred or loss suffered as a result of providing such cooperation.

This Letter Agreement embodies the entire understanding between the parties and shall supersede all prior understandings and agreements with respect to the subject matter hereof. The parties agree that this Letter Agreement shall be governed in accordance with the laws of the State of Florida.

If you are in agreement with the foregoing, please execute this Letter Agreement below and cause it to be delivered to the Company at the address set forth above.

Very truly yours,

/s/    Thomas L. Finkbiner

Thomas L. Finkbiner

Acknowledged and agrees as of

The date first above written:

        /s/    Keith Margelowsky

                Keith Margelowsky

EXHIBIT A

Non-Compete Covenant

In consideration of the terms set forth in the letter agreement (the “Letter Agreement”) to which this Non-Compete Covenant is attached, the Employee agrees that no Competition Event (as defined below) shall occur prior to the date that the Employee ceases to receive salary or severance payments from the Company (including, without limitation, any subsidiary thereof); provided that if Employee is terminated for “cause” or terminates his employment without “good reason” no such event shall occur for two years from such termination; provided, further that the company shall have the right upon 90 days notice to extend the Non-Compete Expiration for one year by paying the Employee his salary and providing health and medical benefits during such additional year.

For purposes of this letter agreement, a “Competition Event” shall occur if the Employee directly or indirectly (i) engages in the bulk trucking business, transloading, the bulk tank cleaning business, or any other business in which the Company or any of its Subsidiaries are engaged as of the date hereof or the date of termination of the Employee’s employment with the Company (collectively, the “Company Business”) within the United States, Canada, or Mexico; (ii) competes or participates as agent, employee, consultant, advisor, representative or otherwise in any enterprise which has any material operations engaged in the Company Business within the United States, Canada or Mexico; or (iii) competes or participates as a stockholder, partner, member or joint venture, or has any direct or indirect financial interest in any enterprise which has any material operations engaged in the Company Business within the United States; provided, however, that nothing contained herein shall prohibit the Employee from (A) owning, operating or managing any business, or acting upon any business opportunity, after obtaining approval of a majority of the Board and a majority of the independent members of the Board (if any), (B) owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which the Employee does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor or (C) being employed by a business that engages in the Company Business but whose principal business is not the Company Business, if the Employee’s involvement is limited to those operations that are not the Company Business.

The Employee acknowledges that irreparable damage would occur in the event of a breach of the provisions of this Non-Compete Covenant by the Employee. It is accordingly agreed that, in addition to any other remedy to which it is entitled at law or in equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Non-Compete Covenant and to enforce specifically the terms of such provisions.

If any provision of this Non-Compete Covenant shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Covenant. Furthermore, if the scope of any restriction or requirement contained in this Covenant is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and you consent and agree that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

EXHIBIT B

Restrictive Covenant Agreement

ARTICLE I

CONFIDENTIALITY

In consideration of the terms set forth in the letter agreement to which this Restrictive Covenant Agreement is attached, and in view of the fact that the Employee will be in close contact with many confidential affairs of the Company and its subsidiaries and affiliates, including Confidential and Proprietary Information and other matters of a business nature, such as information about customers (including pricing information), costs, profits, markets, sales, strategic plans for future development, and any other information not readily available to the public, the Employee hereby agrees that during the course of his/her employment and until the Employee ceases to receive salary and severance payments from the Company to keep confidential all Confidential and Proprietary Information and other matters of or relating to the Company and its subsidiaries and affiliates learned prior to or after the Effective Time, and not to disclose them to anyone, or to use them, in each case, either prior to or after the Effective Time (except as required by law or for the Employee to perform the duties of his employment). The Employee further agrees to deliver promptly to the Company, upon the request of the Company, all memoranda, notes, records, reports, employee reports, employee related date, and other documents (and all copies thereof) relating to the Company’s and its subsidiaries’ and affiliates’ businesses which the Employee may then possess or have under the Employee’s control.

The Employee agrees not to delete or destroy any files or customer information and will not create any disruption of the operation.

The Employee further agrees to return all hardware, software, office furniture and equipment immediately upon termination.

ARTICLE II

NON-SOLICITATION

2.1	The Employee agrees that he will not, until such time as the Employee ceases to receive salary and severance payments from the Company (the “Non-Solicitation Expiration”), solicit or make any other contact with, directly or indirectly, any customer of the Company or any of its subsidiaries as of the Effective Time with respect to the provision of any service to any such customer that is the same or substantially similar to any service provided to such customer by the Company or any of its subsidiaries.

2.2	The Employee agrees that he will not, prior to the Non-Solicitation Expiration, solicit or make any other contact regarding the Company or any of its subsidiaries with any union or similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any Subsidiary or affiliate or which is seeking to organize employees of the Company or any Subsidiary, with respect to any employee of the Company or such union’s or similar organization’s relationship or arrangements with the Company or any Subsidiary.

2.3	The Employee agrees that he will not, prior to the Non-Solicitation Expiration, solicit or make any other contact with, directly or indirectly, any employee or independent contractor (including, without limitation, any of the Company’s truck drivers) of the Company or any of its subsidiaries or affiliates as the Effective Time (or any person who was employed by the Company or any of its subsidiaries or affiliates at any time during the three-month period prior to the Effective Time) with respect to any employment services or other business relationship.

ARTICLE III

NON-DISPARAGEMENT

The Employee agrees not to make or publish, or cause to be made or published, any statement or information that disparages, defames or in any way impugns the reputation of the Company or any of its subsidiaries or affiliates, or any employees or representatives thereof, except if necessary in connection with a termination without “good reason”.

The Company agrees not to make or publish, or cause to be made or published, any statement or information that disparages, defames or in any way impugns the reputation of the Employee, except if necessary in connection with a termination for “cause”.

ARTICLE IV

MISCELLANEOUS

4.1	Remedies

The parties acknowledge that irreparable damage would occur in the event of a breach of any of the provisions of this Restrictive Covenant Agreement. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of such sections of this Restrictive Covenant Agreement and to enforce specifically the terms and provisions of such sections.

4.2	Jurisdiction and Governing Law

The parties agree that this letter agreement shall be governed in accordance with the laws of the State of Florida and the exclusive jurisdiction for enforcing such agreement shall be the federal courts of the United States located in Florida (unless such choice of forum would deny an aggrieved party a forum for enforcing such party’s rights, in which case the state courts of Florida shall have jurisdiction).

4.3	Severability

If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

4.4	Amendments

No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

4.5	Interpretation

The heading in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof. This Agreement contains all of the terms and conditions agreed upon by the parties and no other agreements, oral or otherwise, exist or shall be binding upon the parties as to the subject matter hereof.

5